Exhibit 10.2

SUMMARY OF COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

On October 16, 2006, the Executive Compensation Committee of J.B. Hunt Transport Services, Inc. (the “Company”) approved the following base salaries for Jerry Walton, Paul Bergant and Craig Harper.  On October 26, 2006, the Compensation Committee of the Company recommended and independent members of the Board of Directors approved, the following base salaries for Wayne Garrison and Kirk Thompson.  All base salaries were effective as of October 15, 2006.  The Compensation Committee approved the following other compensation amounts (effective January 1, 2007) as indicated:

			Other Annual	All Other
	Base	Bonus	Compensation	Compensation
Named Executive Officer	Salary	($)	($)	($)

Wayne Garrison
Chairman of the Board	$500,000	(1)	(2)	(3)

Kirk Thompson
President and CEO	$630,000	(1)	(2)	(3)

Jerry Walton
EVP, Finance/Administration and CFO	$372,000	(1)	(2)	(3)

Craig Harper
EVP, Operations and COO	$345,000	(1)	(2)	(3)

Paul Bergant
EVP, Marketing, CMO, President of Intermodal	$330,000	(1)	(2)	(3)

(1)          The Company has a performance-based bonus program that is related to the Company’s earnings per share (EPS) for calendar year 2007.  According to the 2007 EPS bonus plan, each of the company’s named executive officers may earn a bonus ranging from 5% to 220% of his annual base salary.  Based on the Company’s current expectations for 2007 EPS, each named executive officer can be projected to earn a bonus equal to between 5% and 55% of his base salary.

(2)          The Company will reimburse each named executive officer up to $10,000 for actual expenses incurred for legal, tax and estate plan preparation services.

(3)          The Company has a 401(k) retirement plan that includes matching contributions on behalf of each of the named executive officers.  The plan is expected to pay each named executive officer approximately $6,000 during 2007.